CENTRAL BANCORP, INC.
                                  NEWS RELEASE


Contact:                                         For Release:
                  John D. Doherty                                Immediately
                  President
                  (617) 628-4000


                              CENTRAL BANCORP, INC.
                       ADOPTS NEW SHAREHOLDER RIGHTS PLAN

     SOMERVILLE, MASSACHUSETTS, October 11, 2001--Central Bancorp, Inc. (NASDAQ National Market: CEBK), parent company of Central Co-Operative Bank, has adopted a new Shareholder Rights Plan which will become effective upon the expiration of its current Rights Plan at the close of business on October 24, 2001. The new Rights Plan is similar to the Rights Plan currently in effect. The Rights Plan is designed to protect shareholders' interests in the event of an unfair and coercive takeover attempt.

     In the event any person or group of persons exceeds the stock ownership limitations in the Rights Plan, the Rights Plan entitles each other holder of Central Bancorp, Inc. common stock to purchase the Company's stock at a discount price.

     According to John D. Doherty, President and Chief Executive Officer, "The new Rights Plan is intended to assure that all of Central Bancorp, Inc.'s shareholders continue to receive fair and equal treatment in the event of any proposed takeover of the Company. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover."

     "Our principal objective," Mr. Doherty said, "is to continue to build long-term value for our shareholders."


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Central Bancorp, Inc.
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     The Rights  Plan  applies to shares  held on the record date of October 24,
2001. However, rights issued under the Plan will not be exerciseable initially. The Rights will trade with the Company's common stock and no certificates will be issued until certain triggering events occur, as set forth under the Rights Plan and related Rights Agreement.

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